Exhibit 99.1

FOR IMMEDIATE RELEASE

Zosano Pharma Reports First Quarter 2016 Financial Results

Conference call scheduled for 4:30 p.m. ET today

FREMONT, CA, May 12, 2016 – Zosano Pharma Corporation (NASDAQ: ZSAN), a clinical stage specialty pharmaceutical company with proprietary technology for the dermal delivery of drugs, today announced financial results for the first quarter ended March 31, 2016.

“Zosano is making progress towards initiating our pivotal efficacy trial for our ZP-Triptan product candidate for the acute treatment of migraine. Completion of the pivotal study by Q1 2017 remains on target,” said Dr. Konstantinos Alataris, Zosano’s President and Chief Executive Officer.

The company has confirmation from the U.S. Food & Drug Administration (FDA) that a single, positive, pivotal efficacy study, in addition to a safety study, will be sufficient for approval under the 505(b)(2) pathway. The planned pivotal efficacy study is a multicenter, randomized, placebo-controlled pivotal trial comparing three doses of ZP-Triptan (1.0 mg, 1.9 mg, and 3.8 mg) to placebo for the treatment of a single migraine attack. Three hundred and sixty subjects are expected to be enrolled at approximately 35 centers across the United States. The primary endpoints for the study are those defined in the October 2014 FDA Draft Guidance – “Migraine: Developing Drugs for Acute Treatment,” as pain and most bothersome symptom freedom at two (2) hours post-dosing.

Financial Results for the First Quarter Ended March 31, 2016

•	Zosano reported a net loss for the first quarter of 2016 of $8.1 million, or $0.68 per share on a basic and diluted basis, compared with a net loss of $4.6 million, or $0.47 per share on a basic and diluted basis, for the same quarter in 2015.

•	The company had no revenue for the first quarter of 2016, compared with $0.2 million of revenue for the same quarter in 2015. The decrease was due to the completion of work under our previous collaboration with Novo Nordisk.

•	Research and development (R&D) expenses for the first quarter of 2016 were $5.6 million, compared with $3.1 million for the same quarter in 2015. The increase was primarily driven by an increase in manufacturing personnel cost in connection with the production of clinical trial materials, ZP-Triptan efficacy study start-up preparation and certain preclinical studies related to the submission of ZP-Triptan’s investigational new drug (IND) application, and certain one-time termination benefits provided to former employees in connection with a workforce reduction program associated with our strategic realignment.

•	General and administrative (G&A) expenses for the first quarter of 2016 were $2.2 million, compared with $1.3 million for the same quarter in 2015. The increase in G&A was primarily due to an increase in compliance, infrastructure and insurance expenses to support our operations as a public company and certain postemployment benefits provided to our former CEO.

•	As of March 31, 2016, we had cash, cash equivalents and marketable securities of $28.4 million, debt of $15.3 million, and 12.0 million common shares outstanding.

Company to Host Conference Call

Zosano will host a conference call today, May 12, 2016 at 4:30 p.m. ET to discuss the company’s financial results for the quarter ended March 31, 2016. A question and answer session will follow. To participate via live webcast, please enter this event link on your web browser: http://edge.media-server.com/m/p/ir934e2a. To participate on the live call, please dial +1(866) 410-5537 (domestic) or +1(704) 908-0329 (international), and provide the conference ID 2380206, approximately five to 10 minutes ahead of the start of the call.

About Zosano Pharma

Zosano Pharma Corporation is a clinical-stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver drug formulations through the skin for the treatment of a variety of indications. Zosano Pharma’s microneedle patch system offers rapid onset, consistent drug delivery, improved ease of use and room-temperature stability, benefits that the company believes often are unavailable using oral formulations or injections. Zosano Pharma’s microneedle patch system has the potential to deliver numerous medications for a wide variety of indications in commercially attractive markets. It has been tested in more than 400 patients with over 30,000 patches successfully applied to humans in Phase 1 and Phase 2 clinical studies. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of our capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in our 2015 Annual Report on Form 10-K, as filed with the Securities Exchange Commission on March 29, 2016. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Konstantinos Alataris, Ph.D.

Chief Executive Officer

510-745-1200

Investor Contact:

Patti Bank

Westwicke Partners

415-513-1284

patti.bank@westwicke.com

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ZOSANO PHARMA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenue:
License fees revenue	$—	$102
Collaborative development support services	—	116

Total revenue	—	218

Operating expenses:
Research and development	5,622	3,070
General and administrative	2,176	1,299

Total operating expenses	7,798	4,369

Loss from operations	(7,798)	(4,151)
Other income (expense):
Interest expense, net	(316)	(492)
Other income (expense)	(1)	12
Warrant revaluation income	—	48
Net loss	$(8,115)	$(4,583)

Net loss per common share – basic and diluted	$(0.68)	$(0.47)

Weighted-average shares used in computing net loss per common share – basic and diluted	11,967	9,786

SELECTED CONSOLIDATED BALANCE SHEETS DATA

(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
Cash, cash equivalents and marketable securities	$28,368	$36,933
Total current assets	29,897	37,271
Total assets	37,547	45,337
Secured promissory notes, current	4,793	3,360
Long-term debt	10,522	11,910
Total liabilities	18,807	18,835
Stockholders’ equity	18,740	26,502